Exhibit 3.14

OPERATING AGREEMENT
OF
CSI Canada LLC
(A DELAWARE LIMITED LIABILITY COMPANY)
DATED AS OF JANUARY 28, 2010

OPERATING AGREEMENT
OF
CSI CANADA LLC
     THIS OPERATING AGREEMENT (this “Agreement”) of CSI Canada LLC (the “Company”), dated as of January 28, 2010, by and among Claire’s Canada Corp., as the initial member of the Company, and any person subsequently admitted to the Company pursuant to this Agreement as set forth on Schedule I to this Agreement (each, a “Member” and collectively, “Members”).
     WHEREAS, the Company was formed on January 28, 2010 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time (the “Delaware Act”); and
     WHEREAS, the Company and the initial Member desire to enter into this Agreement in order to set forth the operating procedures of the Company.
     NOW, THEREFORE, the agreement governing the Company is as follows:
     1. Name. The name of the Company is “CSI Canada LLC”.
     2. Purpose. The Company is organized for the purpose of engaging in any and all activities permitted under applicable law, including without limitation engaging in the manufacture, sale, and distribution of paper products and engaging in any related business, including entering into any partnership, limited liability company, joint venture or other similar arrangement or owning interests in any entity engaged in any of the foregoing activities. The Company will have the power to engage in all actions, proceedings, activities, and transactions that the Management Board may deem necessary or advisable in connection with the foregoing purposes.
     3. Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, U.S. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company.
     4. Members. The name and the address of each Member is set forth on Schedule I hereto. Schedule I may be amended from time to time to reflect the withdrawal of Members, the admission of additional Members, the transfers of interests or the change in a security issued to a Member (a “Unit”) representing the percentage that is set forth opposite such Member’s name on Schedule I (a “Unit Percentage”), as such schedule shall be amended from time to time. Any person or entity shall be deemed admitted to the Company as a Member upon its execution of a counterpart signature page to this Agreement.
     5. Management Board.
          5.1 Formation. The Company hereby establishes a management board for the Company (the “Management Board”), which will manage the business and affairs of the Company and have all of the powers of a board of directors of a Delaware corporation. The

Management Board is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company and the actions of the Company by and through the Management Board taken in accordance with those rights and powers will bind the Company. Except as authorized by the Management Board or as set forth in this Agreement, no Member may participate in the management and control of the Company nor may any Member act on behalf of the Company in connection with any matter in connection with the Company. The Management Board will initially consist of David Ovis and J. Per Brodin. By signing this Agreement, the initial Member will be deemed to have voted for the election of the foregoing persons to serve as the initial Management Board members. The names and mailing addresses of the members of the Management Board will be set forth in the books and records of the Company. The number of members of the Management Board will be fixed as established by the Management Board from time to time and may be no fewer than one member and no more than ten members.
          5.2 Meetings. Meetings of the Management Board may be called by the Chairman of the Management Board or by any member of the Management Board on at least two business days’ prior written notice to each member of the Management Board, which notice will contain the time and place of the meeting. A majority of the members of the Management Board will constitute a quorum for the transaction of business by the Management Board. All actions of the Management Board will require the affirmative vote of a majority of the members of the Management Board. Decisions made by the Management Board at any meeting, however convened, will be as valid as though held after due notice if, either before or after the meeting, each member of the Management Board signs a written waiver of notice or a consent to the holding of the meeting or written approval of the minutes of the meeting.
          5.3 Telephone Meetings and Unanimous Written Consent. Meetings of the Management Board may be held by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and participate in the conversation. Any action required or permitted to be taken by the Management Board may be taken without a meeting and without prior notice if all of the voting members of the Management Board consent in writing to that action. The consents will be filed with the minutes of the proceedings of the Management Board and will have the same force and effect as a unanimous vote of the Management Board.
          5.4 Committees of the Board. The Management Board may designate an executive committee and other committees, each consisting of one or more members of the Management Board. Each committee (including its members) will serve at the pleasure of the Management Board and will keep minutes of its meetings and report the same to the Management Board. A majority of all the voting members of a committee will constitute a quorum for the transaction of business, and the vote of majority of all the voting members of a committee will be the act of the committee. In other respects each committee will conduct its business in the same manner as the Management Board conducts its business pursuant to this Section 5. Each committee will adopt whatever other rules of procedure it determines for the conduct of its activities.
          5.5 Chairman. The Management Board may, if it so determines, elect from among its members a Chairman of the Board. The Chairman of the Board, if any, will preside at all meetings of the Management Board and of the Members at which the Chairman is present and will have and may exercise such powers as may, from time to time, be assigned to him or her by the Management Board or as may be provided by applicable law.

          5.6 Limitation on Liability. Members of the Management Board will not, solely by reason of being a member of the Management Board, be personally liable for the expenses, liabilities, or obligations of the Company, whether arising in contract, tort, or otherwise.
          5.7 Compensation and Reimbursement. Members of the Management Board will not receive compensation for their services performed on behalf of the Company or other benefits they provide to the Company, unless otherwise established by Management Board in its sole discretion. Members of the Management Board will be entitled to reimbursement for reasonable, documented out-of-pocket expenses incurred by them in connection with attendance at meetings of the Management Board or any committee conducting the business and affairs of the Company.
          5.8 Authority, Duties, and Obligations. The members of the Management Board will devote as much of their time to the affairs of the Company as in the judgment of the members of the Management Board the business reasonably requires, and the members of the Management Board will not be obligated to do or perform any act or thing in connection with the Company not expressly set forth in this Agreement. Nothing in this Agreement will be deemed to preclude the members of the Management Board from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding, or otherwise dealing with any securities for the account of any such other business, for its own accounts or for other clients.
          5.9 Certifications. Any person dealing with the Company may rely (without duty of further inquiry) upon a certificate issued by the Company that is signed by any member of the Management Board or any of the officers as to any of the following:
(a)	the identity of the members of the Management Board or an officer or other agent of the Company;

(b)	the existence or nonexistence of any fact or facts that constitutes a condition precedent to acts by the Management Board or the Members;

(c)	the person or persons authorized to execute and deliver any instrument or document of the Company; or

(d)	any act or failure to act by the Company or any other matter whatsoever involving the Company.
     6. Officers.
          6.1 Appointment. The Company may have one or more of the following officers as determined by the Management Board from time to time: President, Secretary, Treasurer, and such other officers as the Management Board may appoint, from time to time. Any officers may be appointed and removed at the will of the Management Board. If any officers are appointed by the Management Board, they shall perform such functions as are specified by the Management Board provided that if a President, Secretary and/or Treasurer is appointed, each shall perform such functions as are herein provided unless otherwise specified by the Management Board. Except as otherwise provided in this Agreement, one person may hold the offices and perform the duties of any two or more offices. Each officer will hold office for the term for which he or she is elected or appointed and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

          6.2 Delegation of Duties. The Management Board may delegate the duties and powers of any officer of the Company to any other officer or to any Management Board member for a specified period of time for any reason that the Management Board may deem sufficient.
          6.3 Removal of Officers. An officer of the Company elected or appointed by the Management Board may be removed with or without cause by resolution adopted by a majority of the members then in office at any regular or special meeting of the Management Board or by a written consent signed by all of the members then in office.
          6.4 Resignations. Any officer may resign at any time by giving written notice of resignation to the Management Board, to the President, or to the Secretary. Any resignation will take effect upon receipt of the notice or at any later time specified in the notice. Unless otherwise specified in the notice, acceptance of a resignation will not be necessary to make the resignation effective.
          6.5 President. The President shall be the chief executive officer of the Company and shall, subject to the supervision, direction and control of the Management Board, have the general powers and duties of supervision, direction, management and control of the day-to-day business and affairs of the Company and of the other officers of the Company, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company, and shall have such other powers and perform such other duties as may be prescribed by the Management Board.
          6.6 Secretary. The Secretary shall keep or cause to be kept at the principal place of business of the Company, a register or a duplicate register showing the name and address of the Member, the number and date of certificates issued in respect of the Member’s interest in the Company, if any, and the number and date of cancellation of every certificate surrendered for cancellation. The Secretary shall have such other powers and perform such other duties as may be prescribed by the Management Board or the President.
          6.7 Treasurer. The Treasurer shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Company. The books of account shall at all times be open to inspection by the Member. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositaries as may be designated by the Management Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Management Board, shall render to the President and the Management Board, whenever the Management Board requests it, an account of all of his or her transactions as chief financial officer and of the financial condition of the Company and shall have other powers and perform such other duties as may be prescribed by the Management Board or the President.
     7. Indemnification of Managers, Officers, Employees, and Agents.
          7.1 Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she is or was a member of the Management Board or an officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee, or agent of another limited liability company or of a corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such a proceeding is alleged action in an official capacity as a member of the Management Board, an officer, an employee, or an agent or in any other capacity while serving as a member of the Management Board, an officer, an employee, or an agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Act (including indemnification for negligence or gross negligence but excluding indemnification (I) for acts or omissions involving actual fraud or willful misconduct or (ii) with respect to any transaction from which the indemnitee derived an improper personal benefit), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by that indemnitee in connection with the foregoing.
          7.2 The right to indemnification conferred in Section 7.1 will include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). The rights to indemnification and to the advancement of expenses conferred in Section 7.1 and this Section 7.2 will be contract rights and those rights will continue as to an indemnitee who has ceased to be a member of the Management Board, an officer, an employee, or an agent and will inure to the benefit of the indemnitee’s heirs, executors, and administrators.
          7.3 The rights to indemnification and to the advancement of expenses conferred in this Section 7 will not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Management Board, or otherwise.
          7.4 The Company may maintain insurance, at its expense, to protect itself and any member of the Management Board, officer, employee, or agent of the Company or another limited liability company, consultant, corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Company would have the power to indemnify that person against such expense, liability, or loss under the Delaware Act.
          7.5 The Company may, to the extent authorized from time to time by the Management Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 7 with respect to the indemnification and advancement of expenses of the members of the Management Board and officers of the Company.

     8. Dissolution. The Company will be dissolved and its affairs shall be wound up upon the earlier to occur of: (a) determination by the Management Board; and (b) determination by the Members.
     9. Capital Contributions; Issuance of Membership Interests; Membership Interest Percentages. Each Member (or the person who transferred to such Member the Membership Interests held by such Member at the date hereof) has made a capital contribution to the Company in the amount set forth in the books and records of the Company. Capital contributions shall be credited to each Member’s respective capital account. The Company will issue the Membership Interests. Except for the applicable number of Membership Interests and Membership Interest Percentage and as otherwise provided herein, all issued and outstanding Membership Interests shall be identical and shall entitle the holder thereof to the same rights, privilege and restrictions. Membership Interest Percentages shall be adjusted to reflect non pro rata additions to, or withdrawals from, the Company.
     10. Additional Contributions. No Member will have any obligation to make additional capital contributions to the Company.
     11. Certification of Membership Membership Interests. The Company hereby irrevocably elects that all Membership Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York and each other applicable jurisdiction. Each Membership Interest Certificate evidencing Membership Interests in the Company shall bear the following legend: “This certificate evidences a Membership Interest in CSI Canada LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.” This provision shall not be amended, and any purported amendment to this provision, shall be null and void.
     12. Transfer Restrictions. Notwithstanding any other provision in this Agreement, no consent of the Members shall be required to permit (a) a Member to pledge its Membership Interests as security for a loan to such Member or any affiliate of such Member, or (b) a pledgee of a Member’s Membership Interests in the Company to transfer such Membership Interests in connection with such pledgee’s exercise of its rights and remedies with respect thereto, or to permit such pledgee to be substituted for such Member under the Agreement in connection with such pledgee’s exercise of such rights and remedies.
     13. Tax Status. At all times that the Company has only one member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes and that the Company be treated as a division of the Member.
     14. Admission of Additional or Substitute Members. The Company may admit additional or substitute members at the Members’ discretion, the names of which will be inscribed on Schedule I to this Agreement from time to time.
     15. Liability of the Members. The Members will not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Delaware Act.

     16. Benefits of Agreement. None of the provisions of this Agreement will be for the benefit of or enforceable by any creditor of the Company or of any Member.
     17. Headings. The titles of Sections of this Agreement are for convenience of reference only and will not define or limit any of the provisions of this Agreement.
     18. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of such State.
     19. Amendments. This Agreement may be amended only by written instrument executed by the Members.

     IN WITNESS WHEREOF, the undersigned has duly executed this Operating Agreement as of the date and year first written above.

CLAIRE’S CANADA CORP.
By:	/s/ David Ovis
	Name:	David Ovis
	Title:	Vice President

SCHEDULE I
MEMBERS

		Membership Interest
Member Name	Membership Interests	Percentage

Claire’s Canada Corp.	1	100%